Exhibit 3(i)(b)

Delaware

The first State
     I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “WOODWARD GOVERNOR COMPANY”, FILED IN THIS OFFICE ON THE TWENTY-FIFTH DAY OF JANUARY, A.D. 2008, AT 5:03 O’CLOCK P.M.
     A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.
     AND I DO HEREBY FURTHER CERTIFY THAT THE EFFECTIVE DATE OF THE AFORESAID CERTIFICATE OF AMENDMENT IS THE FIRST DAY OF FEBRUARY, A.D. 2008, AT 5:01 O’CLOCK P.M.

0831266 8100	/s/ Harriet Smith Windsor Harriet Smith Windsor, Secretary of State AUTHENTICATION: 6339523

080085950	DATE: 01-25-08
You may verify this certificate online
at corp.delaware.gov/authver.shtml

State of Delaware Secretary of State Division of Corporations Delivered 04:55 PM 01/25/2008 FILED 05:03 PM 01/25/2008 SRV 080085950 — 0831266 FILE
Certificate of Amendment
Of
Certificate of Incorporation
Of
Woodward Governor Company
     Pursuant to Section 242 of the General Corporation Law of the State of Delaware, Woodward Governor Company, a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (hereinafter referred to as the “Corporation”), does hereby certify:
     (1) That the original Certificate of Incorporation of the Corporation was filed in the Office of the Secretary of State of Delaware on November 18, 1976.
     (2) That at the meeting of the Board of Directors of the Corporation held on November 16, 2007, resolutions were duly adopted setting forth a proposed amendment to the Certificate of Incorporation of the Corporation, declaring the amendment to be advisable, and directing that the proposed amendment be considered at the next annual meeting of the stockholders of the Corporation.
     (3) That the resolutions of the Board of Directors of the Corporation setting forth the proposed amendment to the Certificate of Incorporation of the Corporation are as follows:
     Resolved, that it is hereby declared advisable by the Board of Directors of Woodward Governor Company, a Delaware corporation (the “Corporation”), that Article Fourth of the Certificate of Incorporation of the Corporation be amended to read as follows:
“FOURTH. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 160,000,000, of which 150,000,000 shares shall be Common Stock with a par value of $0.001455 per share, and 10,000,000 shares shall be Preferred Stock with a par value of $0.003 per share.
The Preferred Stock may be issued from time to time in one or more series, with each such series to consist of such number of shares and to have such voting powers (whether less than, equal to or greater than one vote per share), or limited voting powers or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors, and the Board of Directors is expressly vested with authority to the full extent now or hereafter provided by law, to adopt any such resolution or resolutions. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of two-thirds of the outstanding shares of Common Stock without a vote of the holders of the shares of Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the resolution or resolutions of the Board of Directors providing for the issue of the series of Preferred Stock.”
     Resolved Further, that upon this amendment to the Certificate of Incorporation of the Corporation becoming effective pursuant to the provisions of the General Corporation Law of the State of Delaware:
     (a) The total number of shares of Common Stock which the Corporation is authorized to issue shall be changed from 100,000,000 shares of Common Stock with a par value of $0.00291 per share to 150,000,000 shares of Common Stock with a par value of $0.001455 per share;
     (b) Each issued share of Common Stock of the Corporation with a par value of $0.00291 per share (including shares held in the treasury of the Corporation) shall be changed into two issued shares of Common Stock of the Corporation with a par value of $0.001455 per share authorized by this amendment;
     (c) Each certificate representing issued shares of Common Stock of the Corporation with a par value of $0.00291 per share shall be deemed to represent the same number of shares of Common Stock of the Corporation with a par value of $0.001455 per share authorized by this amendment; and
     (d) Each holder of record of a certificate representing shares of Common Stock of the Corporation with a par value of $0.00291 per share shall be entitled to receive as soon as practicable without surrender of such certificate a certificate representing one additional share of Common Stock of the Corporation of the par value of $0.001455 per share authorized by this amendment for each share of Common Stock represented by the certificate of such holder immediately prior to this amendment becoming effective.
     (4) That thereafter, pursuant to the resolutions of the Board of Directors of the Corporation, the stockholders of the Corporation at the annual meeting of the Corporation held on Wednesday, January 23, 2008 duly adopted said amendments by the affirmative vote of the holders of in excess of two-thirds of the outstanding shares of Common Stock of the Corporation entitled to vote thereon.
     (5) That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     (6) That said amendment to the Certificate of Incorporation shall become effective at the close of business on February 1, 2008, at 5:01 P.M. Eastern Standard Time.
     In Witness Whereof, Woodward Governor Company has caused this Certificate of Amendment to be executed by Thomas A. Gendron, its President and Chief Executive Officer, this 23rd day of January 2008.

Woodward Governor Company
By	/s/ Thomas A. Gendron
Thomas A. Gendron, President and
Chief Executive Officer